UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2010

SPARE BACKUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-779-0251

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2010, Edward Hagen resigned from the Board of Directors of Spare Backup, Inc. (the “Company”) to pursue his other personal interests.  Mr. Hagen’s resignation was not the result of any disagreement with the Company or any matter relating to its operations, policies (including account or financial policies) or practices.

Effective October 20, 2010, Mr. Ivor Newman became Chief Operating Officer, age 56, and was appointed as a member of our Board of Directors.  Mr. Newman has over 19 years of program management and product marketing experience. Prior to joining Spare Backup in 2007, Mr. Newman was the Worldwide cross line of business (X-Lob) Program Manager for Dell Inc. where he was responsible for the successful creation and implementation of global services programs. Mr. Newman joined Dell in 1999 and was intimately involved with the global services division. Prior to working for Dell, Mr. Newman was the District Director for a professional services corporation in New York City.

In connection with Mr. Newman’s appointment to the Board of Directors, the Company has agreed to grant him 500,000 options to purchase Spare Backup common stock exercisable at the at fair market value at the time of issuance.  All approved expenses incurred on behalf of the Company by Mr. Newman are eligible for full reimbursement. Mr. Newman’s salary is $250,000 annually and includes 500,000 3 year options at .12 cents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: October 20, 2010	By:	/s/ Cery Perle
Cery Perle,
Chief Executive Officer and President